This CONSULTING AGREEMENT is made as of the 5th of December 2012 between Global Equity Partners Plc. a Seychelles corporation having its principal place of business at Level 28, Al Habtoor Business Tower, Dubai Marina, Dubai, U.A.E. (hereinafter referred to as “GEP”), and Scorpion Performance Inc. (hereinafter referred to as “SPI” or “the Company”) located at NW 44th Avenue, Ocala, FL 34482, USA.

WHEREAS, GEP is engaged in the business of providing financial, management consulting and advisory type services to small and medium sized, private and publicly traded, national and internationally based companies; and

WHEREAS, SPI is desirous of entering into an agreement retaining GEP;

WHEREAS, GEP desires to accept such retention upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed as follows:

1.	Appointment

GEP is hereby engaged by SPI as its corporate finance adviser in relation to an IPO on to the DUBAI NASDAQ.

The Company agrees not to appoint and not to instruct any other person on its behalf to appoint any other person as arranger/ advisor for such purpose at any time during the Engagement Period without GEP’s specific consent, such consent not to be unreasonably withheld. Further, during the Engagement Period the Company itself shall ensure that no other person on its behalf instructs any other agents, intermediaries or advisors in relation to the specific above stated objectives of this engagement without GEP’s prior written approval.

The Company shall promptly inform GEP of all information, inquiries and proposals it has received before or receives at any time during the engagement period with respect to the specific objectives of this engagement.

GEP shall inform the Company on a regular basis of any information that may come to its attention regarding the objectives of this engagement during the engagement period.

2.	Services to be provided by GEP

GEP will act as corporate finance adviser to the Company in connection with the objectives of this engagement. As such, GEP will use all reasonable endeavors to provide the following advice, assistance and services:

a)	GEP shall advise the Company on structuring and arranging the objectives of this engagement. Additionally, as arranger, GEP shall assist in the preparation and authorization of documentation, as required.

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 1

b)	GEP shall use reasonable efforts through its marketing and public relations contacts to support and market the Company including:

(i)	Where appropriate, arrange meetings and assist in presentations.
(ii)	Assist the Company, the Directors and their advisors in negotiating definitive documentation.
(iii)	Take such other actions as are reasonably necessary to give effect to the foregoing.

The Company will give GEP reasonable and prompt co-operation and assistance to support GEP in the provision of its services hereunder and keep GEP informed of all developments relevant to the objectives of this engagement (“the Services”).

c)	The Company acknowledges that this engagement letter does not constitute any understanding or commitment whatsoever by GEP, or any of its respective affiliates, to participate financially in any way in the objectives of this engagement.

d)	At the Company’s option, GEP agrees to introduce to the Company professional advisers to include but not be limited to reporting accountants, auditors, lawyers and registrars, it being understood that all fees in connection with such professional advice will be borne by the Company.

e)	At the Company’s option, GEP agrees to provide assistance in the marketing of the Company’s product, any such assistance to be governed by a separate agreement.

f)	GEP shall on a best efforts basis seek to provide or make relevant introductions to provide:

●	Any finance required for the listing and additional finance as agreed with the company for

●	Ongoing development pre listing. Post listing finance is by separate negotiation.

g)	GEP’s standard protocol for Companies seeking a public listing on a Public Exchange is as follows:

1.	Comprehensive Due Diligence for an IPO on to the DUBAI NASDAQ.
2.	Assisting with the following:

●	Prospectus Preparation
●	Prospectus legal review for local regulation and compliance
●	Prospectus Vetting by DFSA
●	Prospectus approval and all regulatory documents submitted to the DFSA.
●	Application for listing
●	Road shows arranged in Dubai with Intuitional Investors
●	Application to trade

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 2

3.	Fees and Expenses

In consideration of GEP providing the Services, the Company will pay GEP $340,000 in total. This amount will be divided into the following payments:

a)	An initial payment of $25,000 will become due the day that this agreement is signed and a second payment of $145,000 will become due no later than December 20, 2012.

This amount contemplates the following work:

●	Comprehensive collection of Due Diligence materials.
●	Sourcing a local Sponsor that will sponsor the public listing.
●	Preparation and review of Due Diligence materials for Sponsor and ultimately legal counsel.
●	Appointment of local counsel.
●	Prospectus review by local counsel.
●	Prospectus preparation in line with local regulation by legal counsel.
●	Full review of Prospectus and Due Diligence document in tandem
●	Initial DFSA fee for prospectus submission.
●	Translations of all documents into Arabic
●	Liaising with all parties for acceptance of Prospectus.

b)	$85,000 will become due the day the Prospectus is ready for submission to the DFSA. This amount contemplates the following work:

●	Final Settlement of all final legal fees.
●	Final local disbursements.
●	NASDAQ initial Submission fee.
●	Prospectus and paperwork review prior to submission to NASDAQ.
●	Liaising with NASDAQ, DFSA, legal and investors
●	Upon Submission of final paperwork to NASDAQ Dubai and application to trade an amount of $70,000 is due to the exchange for the first years Market fees. This charge is included in the second $170,000 invoice from GEP, subsequent years are charged at $20,000 annually in advance to the exchange.

c)	A further $85,000 will become due the day that the company is fully listed on the Dubai NASDAQ.

d)	A fee of 5% of the Public Company’s total diluted issued and outstanding share capital of the Company after the IPO. This initial fee will be issued to Global Equity Partners Plc. out of treasury prior to the Company being fully listed on the Dubai NASDAQ.

e)	A fee of 5% of the Public Company’s total diluted issued and outstanding share capital after any secondary or subsequent rounds of investment or financing up to 50 million dollars. This fee will be issued to Global Equity Partners Plc. out of treasury within 7 days of any financing drawdown.

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 3

In addition SPI agrees to pay accountants, sponsors, auditors and any other fees that may arise if any valuations are required.

In the event that GEP provides the Services hereunder and such objectives of this engagement thereafter do not proceed owing to a material or adverse change in the structure of the Company or to any failure on the part of the Company to close on such Acquisition, the Company shall be required to pay to GEP a cancellation fee of $50,000 (Fifty Thousand Dollars).

All fees shall be paid in USD$ or an alternative currency using the days prevailing interbank exchange rate. All out of pocket expenses to be reimbursed to GEP shall be reimbursed in the currency in which they were incurred.

4.	Engagement Period and Termination

GEP’s engagement hereunder shall become effective on the date the Company executes and delivers this engagement letter to GEP and shall remain in effect until termination in accordance with the following provisions:

●	Termination of this agreement shall occur on the following events/circumstances: On the date 90 (ninety) days following execution by the parties of the present agreement, provided at least 30 (thirty) days prior to such date, at least one of the parties has served notice in writing on the other that it wishes the engagement to terminate on such date. Where no such notice is served by either party as aforesaid, the engagement shall remain in effect for another 90 days from such date, under the same terms and conditions as set out in this engagement letter;

●	GEP shall be entitled to terminate: In the event there has been a material breach of the terms of the engagement letter by the Company; otherwise, subject to the minimum term established in this contract, at any time as GEP so wishes on giving 30 (thirty) days written notice to the Company.

●	The Company shall be entitled to terminate: In the event there has been a material breach of the terms of the engagement letter by the Company; otherwise, subject to the minimum term established in this contract, and to giving 30 (thirty) days written notice to GEP, in the event that the Company in its discretion no longer wishes to proceed with the objectives of this engagement / contract, in which event the cancellation fee specified in this contract hereof will become immediately payable.

At any time but without prejudice to the foregoing as specifically agreed between the parties in writing.

Upon termination of this engagement letter, neither party shall have any continuing liability or obligation to the other.

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 4

5.	Information and Co-operation

In connection with GEP’s engagement hereunder, the Company shall provide GEP with such information and documents as GEP may consider necessary or desirable in order to enable it to provide the Services and to carry out its duties and responsibilities hereunder. In particular, and without prejudice to the generality of the foregoing, the Company will promptly furnish GEP with such information as GEP may request in order to permit GEP to assist the Company in preparing any material required for the Acquisition (collectively, the “Acquisition Documents”).

The Company will be solely responsible for the contents of any Acquisition Documents and the Company represents and warrants to GEP that the Acquisition Documents will, as of the date of any marketing, distribution of the Acquisition Documents or completion, or preparation of the Acquisition, be true and accurate in all material respects, not omit any material fact and not be misleading in any respect and, with respect to any financial projections, the Company represents that they have been, or will be, prepared in good faith on the basis of reasonable assumptions. The Company agrees to advise GEP promptly of the occurrence of any event or any other change known to the Company which results in any of the Acquisition Documents containing any untrue statement of a material fact or omitting to state a material fact the omission of which would render any statements contained therein, in light of the circumstances under which they were made, misleading and in such event the Company shall provide corrective information to GEP suitable for inclusion in a supplemental information statement. For purposes of this paragraph notification by the Company must be made directly to GEP and GEP shall not be deemed notified solely as a result of action, notice or the constructive knowledge of any of its Related Parties.

The Company acknowledges that GEP (i) will use and rely upon the information provided by the Company or on its behalf which will comprise the Acquisition Documents absolutely and without GEP itself independently verifying any of the same, (ii) does not itself assume any responsibility for the accuracy of completeness of the Acquisition Documents.

The Company hereby authorizes GEP to provide the Acquisition Documents on its behalf to those concerned with the Acquisition. GEP shall each have the right to review and be required to approve all Acquisition Documents and every form of letter, circular, notice, memorandum or other written communication from the Company or any person acting on its behalf in connection with the Acquisition and the persons to whom any of the foregoing are to be directed, such approval not to be unreasonably withheld.

The Company shall at all times use its efforts to assist GEP in providing the Services and in carrying out its duties, functions and responsibilities hereunder and shall co-operate and use all reasonable efforts to assist GEP in complying with the applicable laws of any jurisdiction in which GEP operating.

Confidentiality

GEP acknowledges that, in performing its duties from time to time hereunder, it shall receive from the Company certain information relating to the Company, the Acquisition and otherwise to the transactions contemplated by this engagement letter.

For purposes of this paragraph, all such information, except for information which

(i)	Is comprised in Acquisition Documents as approved by the Company.

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 5

(ii)	GEP is otherwise authorized by the Company to disclose to third parties otherwise than on a confidential basis.
(iii)	Is or becomes generally available to the public other than as a result of a disclosure by GEP where such disclosure is not permitted.
(iv)	Is or becomes available to GEP on a non-confidential basis from a person or entity other than the Company, is hereinafter referred to as “Confidential Information”.

GEP shall keep the Confidential Information confidential and not without the Company’s prior consent, except as required by law, legal process, or regulatory authority:

(i)	disclose or reveal any Confidential Information to any person, firm or entity other than those employees, agents or advisors of GEP who are actively and directly participating in the transactions contemplated by this engagement letter or who otherwise need to know the Confidential Information for the purpose of evaluating, structuring or reviewing any portion of the objectives of this engagement or GEP’s role with respect thereto.
(ii)	Use Confidential Information for any purpose other than in connection with the transactions contemplated by this engagement letter.

If GEP’s engagement is terminated at any time, GEP shall continue to maintain the Confidential Information in confidence in accordance with the terms of this engagement letter and, upon the written request of the Company, such Confidential Information and all copies thereof as are held by GEP, will be returned to the Company, or destroyed by GEP, provided, however, that GEP may retain one copy of the Confidential Information in the files of its general counsel for compliance purposes or for the purpose of defending or maintaining any litigation relating to this engagement letter.

If GEP should decide that any such Confidential Information should be included in any documents pertaining to the objectives of this engagement, and the Company withholds its consent to such disclosure or refrains from co-operating fully in such disclosure, GEP may immediately terminate the Services and the Company shall immediately reimburse all GEP’s fees and expenses due.

The Company agrees that this engagement letter (including the fact of its existence and its terms and conditions), and the services it describes, together with any related information or documents, constitute confidential and propriety information of GEP. The Company further agrees that its written and verbal reports to the Company and all writings prepared by or on behalf of GEP and furnished to the Company in connection with GEP’s engagement hereunder (collectively the “GEP Information”) shall be kept confidential and the Company shall not without GEP’s prior written consent, except as required by law, legal process or a regulatory authority, (i) disclose or reveal any GEP information to any person, firm or entity other than those employees, agents or advisors of the Company who are actively and directly participating in the transactions contemplated by this engagement letter or otherwise needed to know the GEP information for the purpose of evaluating, structuring or reviewing any portion of the work carried out by GEP (objectives of this engagement) or the Company’s participation with respect thereto, or (ii) use the GEP Information for any purpose other than in connection with the transactions contemplated by this engagement letter.

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 6

6.	Related Parties.

GEP acknowledges that it will take all reasonable steps to ensure that any Confidential Information obtained from the Company shall not be disclosed to the Related Parties, except as permitted under point 6 of this agreement.

7.	Indemnification.

The Company agrees to indemnify and hold harmless GEP, each of its Related Parties and each of its or their directors, officers, employees, agents and affiliates (each an “Indemnitee”) in respect of any and all actions, claims losses, liabilities, damages, costs, charges and expenses whatsoever which any Indemnitee may suffer or incur or which may be made against any Indemnitee relating to or arising from GEP’s engagement, the provision of the Services, any acquisitions or otherwise from the arrangements contemplated by this engagement letter or any acts or omissions of any Indemnitee otherwise requested by the Company or any of the Company’s affiliates pursuant to or in connection therewith, provided that the Company shall not be liable under this indemnity to the extent any such action, claims, losses, liabilities, damages, costs, charges, or expenses are attributable to the gross negligence or willful misconduct of such Indemnitee. The indemnity in this paragraph is given to GEP in its own right and as trustee for each other Indemnitee.

8.	Due Diligence and Information.

The Company shall not be responsible for any due diligence in relation to the transaction and the Company acknowledges that any advice given by GEP, on the structuring of the objectives contemplated in this contract, shall be based on information provided by the Company.

9.	Conflicts.

The Company acknowledges that, in addition to GEP acting as arranger under this engagement letter, other members of the GEP group of companies may have other roles in relation to the Acquisition or provide other services to the Company or its affiliates or to other persons who may have a role or participation in any or all objectives contemplated in this agreement, and the Company hereby on its own behalf and on behalf of its affiliates waives any claim against GEP in undertaking any such other roles.

10.	Limited GEP Role.

It is expressly agreed and understood that GEP is not providing nor is the Company relying on GEP for legal, accounting, tax or other advice and that the Company will rely on the advice of its own professionals and advisors as it considers appropriate for such matters and will make an independent analysis and decision regarding the objectives contemplated in this agreement in relation to such matters based on such advice.

The determination whether to accept any proposals, presentation or recommendations arising out of GEP’s services under this engagement letter shall be made by the Company in its sole discretion, and the Company shall have the option, at its sole discretion, to accept, reject or modify any such proposals, presentations or recommendations rendered to it by GEP.

Nothing in this engagement letter shall give rise to any liability or responsibility on the part of GEP for the success or otherwise of the objectives contemplated in this agreement.

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 7

11.	GEP Affiliates.

The Company hereby acknowledges and agrees that GEP may perform the services, contemplated to be rendered by it, under this engagement letter through selected affiliates within the host country of listing. In connection therewith but at all times subject to the confidentiality obligations set out herein, GEP may share any information on matters relating to the Company with such affiliates.

12.	Modification of Agreement.

This engagement letter may be modified, amended or superseded only in writing signed by both the parties hereto and expressly referring to this engagement letter.

13.	Brokers.

The Company represents and warrants that there have been no other brokers or agents engaged by it or by any other person on its behalf in connection with the transactions contemplated by this engagement letter, other than those specifically advised.

The Company shall indemnify and hold GEP for itself and on trust for each of its Related Parties (each an “Indemnitee”) harmless against the claim of any broker or agent claiming to have acted on behalf of the Company or any of its affiliates in connection with the Acquisition, and against the claim of any other party (other than a party expressly engaged by GEP) claiming to be entitled to any fees or expenses in connection with the objectives contemplated in this agreement and against all costs, charges and expenses incurred by each Indemnitee in relation thereto.

14.	Authority.

The Company represents and warrants to GEP that its entry into and delivery of this engagement letter has been duly authorized. GEP represents and warrants to the Company that GEP’s entry into and delivery of this engagement letter has been duly authorized.

15.	No Agency.

Notwithstanding the identification of GEP as arranger for the objectives contemplated in this agreement, GEP will act under this engagement letter solely as an independent contractor. The execution of this engagement letter shall not authorize any party to act as or hold themselves to act as an agent or fiduciary, and GEP shall not be or be deemed to be an agent or fiduciary of the Company.

16.	Taxes: Payments Free and Clear.

All payments by the Company under this engagement letter shall not be subject to any counter-claim or set-off for, or be otherwise affected by, any claim or dispute relating to any matter and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges over holdings, and all liabilities with respect thereto (together “Taxes”).

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 8

If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable to GEP hereunder, the sum payable shall be increased as may be necessary so that after making all required deductions, GEP receives an amount equal to the sum it would have received had no such deductions been made. In addition, the Company agrees to pay any present or future stamp or sales taxes or any other excise taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to this engagement letter at the same time as payment or reimbursement of any fees, costs and expenses payable hereunder.

The Company shall pay for any Value Added Taxes or other form of duty or sales tax which is required to be levied thereon.

17.	Disputes.

Any disputes or complaints (with all relevant details) must be in writing and should be referred in the first instance to the Compliance Officer of GEP. Should the Company be dissatisfied with the handling of the dispute, the Company has the right to refer the matter to the Directors of GEP. As the Company is classified as either an Intermediate Customer or Private Expert Client and thereby an Intermediate Customer the Company waives the right to the services of any Financial Ombudsman Service (FOS) and compensation under the any regulatory regime.

18.	Assignment.

This engagement letter shall be binding upon and inure to the benefit of the parties hereto and may not be assigned by either party, without the prior written consent of the other party.

19.	Entire Agreement.

This agreement supersedes any and all discussions, written or oral, between the parties hereto and sets out the entire agreement of the parties relating to the subject matter of this engagement letter.

20.	Counterparts.

This agreement may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document.

21.	Applicable Law.

The laws of the United Kingdom apply to this agreement

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 9

22.	GEP bank account details.

Bank:	ABN AMRO Bank (Luxembourg) S.A.
46 Avenue JF Kennedy,
L-1855 Luxembourg,
Luxembourg.

Beneficiary:	Global Equity Partners Plc.

Beneficiary´s Address:	Level 28, Al Habtoor Business Tower,
Dubai Marina,
Dubai, U.A.E.

Account Number:	********

IBAN:	******************

SWIFT:	**********

Please indicate the Company’s acceptance of the provisions of this engagement letter by signing as indicated and in accordance with the provisions set out below:

This engagement letter is hereby executed and delivered by the parties as a Deed on the date and year of acceptance of the terms of this letter by the Company as indicated by the date of its signature below:

EXECUTED AND DELIVERED AS A DEED

by Global Equity Partners

/s/ Mr. Peter Smith
Mr. Peter Smith - CEO

Date December 5, 2012

EXECUTED AND DELIVERED AS A DEED

By Scorpion Performance Inc.

/s/ Mr. Luke Whalen
Mr. Luke Whalen - CEO

Date _______________

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 10